EXHIBIT 99.1

Press
Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani	Tim Sullivan
EVP Strategic Development	Dan Klores
Communications
(310) 444-5335	(212) 981-5234
ssabnani@hythiam.com
tim_sullivan@dkcnews.com
HYTHIAM APPOINTS PAST INDIANA STATE ATTORNEY
GENERAL AND FORMER HEAD OF NATIONAL DRUG COURT
INSTITUTE TO BOARD OF DIRECTORS
LOS ANGELES—July 10, 2007—Hythiam, Inc. (NASDAQ:HYTM), announced today that Honorable Karen Freeman-Wilson (ret.) has been appointed to Hythiam’s Board of Directors. Judge Freeman-Wilson has previously served as Chief Executive Officer of the National Association of Drug Court Professionals (NADCP) and Executive Director of the National Drug Court Institute.
“I have followed the progress of Hythiam, and the deployment of the PROMETA Treatment Programs since 2004 and I have been increasingly impressed with management’s willingness to work with the public sector in order to demonstrate the value of this integrated approach,” said Judge Freeman-Wilson. “Having become privy to outcome data from various pilots and studies, as well as the recent third-party validation of the pharmacological portion of PROMETA, I feel that it is our collective responsibility to provide information and access to all adjuncts to treatment for all members of society. This is especially important for the disenfranchised and those in the criminal justice system.”
“As many people do, Judge Freeman-Wilson initially approached the company and the protocol cautiously, but her guidance has helped us become more confident in our current approach towards service to the government sector,” said Terren Peizer, Chairman and CEO of Hythiam. “We welcome her to our team and look forward to her continued mentorship.”
Prior to joining the NADCP, Freeman-Wilson served as Attorney General for the State of Indiana, where she served as the first Vice Chair of the Indiana Tobacco Control Board. Prior to that, she served as Presiding Judge of Gary, Indiana’s Municipal Court and initiated the first drug treatment court in the State of Indiana. Before her recent government positions, she was Director of the Indiana Civil Rights Commission. Judge Freeman-Wilson received her Bachelor of Arts degree from Harvard College and her Juris Doctorate from Harvard Law School.
About the PROMETA® Treatment Program
Hythiam’s PROMETA® treatment programs are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs. The PROMETA treatment programs include nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery. To learn more, please visit www.prometainfo.com.
About Hythiam, Inc.
Integrating both medical and psychosocial treatment modalities, Hythiam, Inc. provides comprehensive behavioral health management services to health plans, employers, criminal justice, and government agencies. With a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment, the company manages all behavioral health disorders. The company also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment programs. Hythiam currently offers disease management for substance dependence built around its proprietary PROMETA treatment programs for alcoholism and dependence to stimulants. The PROMETA treatment programs, which integrate behavioral, nutritional, and medical components, are available through licensed treatment providers. Hythiam does not practice medicine nor manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA programs. For further information, please visit www.hythiam.com.
Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.
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